Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces First Quarter 2013 Financial Results

NASSAU, THE BAHAMAS, April 24, 2013 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the first quarter ended March 31, 2013.

Steiner Leisure's revenues for the first quarter ended March 31, 2013 increased 6.8% to $212.0 million from $198.5 million during the comparable quarter in 2012. Net income for the first quarter of 2013 was $12.7 million compared with $14.6 million for the same quarter in 2012.

Earnings per share for the first quarter ended March 31, 2013 was $0.86 per share, compared with $0.95 per share for the comparable quarter in 2012. The earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com./P>

Our post-secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 156 ships, including Azamara Club Cruises, Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 66 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 101 treatment centers (17 of which are operated by franchisees) across 29 states.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post-secondary schools (comprised of a total of 31 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Woodridge, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Dallas and Houston, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington. Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, April 25, 2013. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, April 25 (approximately 3 hours after the call takes place) through Thursday, May 2, 2013 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-1127 for both domestic and international calls. The passcode is "33146".

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,
	2013	2012
Revenues:
Services	$151,312	$141,442
Products	60,702	57,091
Total revenues	212,014	198,533

Cost of Sales:
Cost of services	121,114	112,278
Cost of products	40,677	40,613
Total cost of sales	161,791	152,891
Gross profit	50,223	45,642

Operating Expenses:
Administrative	14,812	10,779
Salary and payroll taxes	19,637	17,135
Total operating expenses	34,449	27,914
Income from operations	15,774	17,728

Other Income (Expense):
Interest expense	(1,419)	(1,587)
Other income	144	246
Total other income (expense)	(1,275)	(1,341)

Income before provision for income taxes	14,499	16,387

Provision for income taxes	1,759	1,817

Net income	$12,740	$14,570

Income per share:
Basic	$0.87	$0.96
Diluted	$0.86	$0.95

Weighted average shares outstanding:
Basic	14,647	15,189
Diluted	14,758	15,378

STATISTICS

	First Quarter Ended
	March 31
	2013	2012

Average number of ships served[1]:	153	148
Spa	113	110
Non-Spa	40	38

Average total number of staff on ships served:	2,688	2,646
Spa	2,318	2,286
Non-Spa	370	360

Revenue per staff per day[2]:	$431	$418
Spa	$455	$440
Non-Spa	$277	$277

Average weekly revenues:	$52,852	$52,267
Spa	$65,388	$64,265
Non-Spa	$17,786	$18,144

Average number of land-based spas operated[3]	67	68

Average weekly land-based spas revenues	$30,373	$30,801

Total schools revenues	$19,860,000	$21,130,000

Total wholesale and retail product revenues	$30,009,000	$29,311,000

Average number of Ideal Image locations[3,4]	80	60

Average weekly Ideal Image revenues[4]	$30,782	$25,606

Ideal Image revenues	$31,692,000	$19,973,000

Ideal Image cash revenues[5]	$38,959,000	$29,453,000

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.

4 Excludes 17 centers which are operated by franchisees.

5 This represents revenues on a cash basis for the entire periods.